Exhibit 99.1

PATHMARK STORES, INC.

200 MILIK STREET

CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE	CONTACT: HARVEY M. GUTMAN 732-499-4327

PATHMARK ANNOUNCES THIRD QUARTER FISCAL 2005 RESULTS

Carteret, New Jersey, November 29, 2005 - Pathmark Stores, Inc. (Nasdaq: PTMK) today reported unaudited results for its third quarter and nine-month period ended October 29, 2005.

Sales for the third quarter of fiscal 2005 were $980.5 million, an increase of 0.1% from $979.9 million in the prior year’s third quarter. Same-store sales decreased 0.6% in the third quarter. The Company reported a net loss of $18.3 million, or $0.36 per diluted share, in the third quarter of fiscal 2005 compared to a net loss of $3.6 million, or $0.12 per diluted share, in the prior year’s third quarter. The decrease was due to an $11.8 million decrease ($0.13 per diluted share) in Adjusted EBITDA, a merchandising and store initiative charge of $4.2 million ($0.05 per diluted share), a store labor buyout charge of $3.6 million ($0.04 per diluted share), and a separation agreement charge of $1.6 million ($0.02 per diluted share).

Adjusted EBITDA (which is reconciled to net loss on Table D attached) decreased from $31.4 million to $19.6 million due to $4.9 million of incremental shrink as a result of the merchandising and store initiative and approximately $6.0 million in higher expenses due primarily to increases in oil prices and medical and insurance expenses.

John Standley, Chief Executive Officer, said, “Pathmark made significant progress in the quarter by completing its initial merchandising and store initiative. In each of our 142 stores, we expanded our perishable selections, introduced new merchandise categories such as party goods, kitchen items, dollar merchandise, and toys, and improved the appearance of our stores both inside and out. While we are confident that our increased focus on perishables will be beneficial, significantly higher inventory shrink in the perishable departments impacted our quarter’s results. We believe this shrink result is transitory and have taken steps to normalize it by the end of the current quarter. Additionally, we continue to evaluate and challenge all elements of our business to improve operating performance.”

Capital investments in the first nine months of fiscal 2005 were $43.8 million. During the first nine months of fiscal 2005, the Company opened one new store, closed two stores and renovated six stores. The new store was a replacement for one of the stores closed. During the remainder of fiscal 2005, the Company plans to open one new store and complete two store renovations. Total capital investments for fiscal 2005 are expected to be approximately $70 million.

Pathmark will conduct a conference call at 2:00 p.m. Eastern Standard Time (EST) today. The call may be accessed via a simultaneous webcast by visiting www.calleci.com. A replay of the call will be available for 14 days after the completion of the call at 1-877-519-4471, Pass Code 6706220. This press release and other financial and statistical information to be presented on the conference call will be accessible on the web by going to www.pathmark.com, ‘Investor Relations’, then clicking on ‘Press Releases’.

Pathmark Stores, Inc. is a regional supermarket currently operating 142 supermarkets primarily in the New York - New Jersey and Philadelphia metropolitan areas.

Except for historical information contained herein, the matters discussed in this release and the accompanying discussions on the earnings conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, earnings estimates, FIFO EBITDA, sales and capital expenditures and are indicated by words or phrases such as “anticipates”, “believes”, “expects”, “forecasts”, “guidance”, “intends”, “may”, “plans”, “projects”, “will” and similar words and phrases. By their nature, such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management’s assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company’s operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company’s reports and filings available from the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

(Tables attached)

Table A
Pathmark Stores, Inc.
Operating Results (Unaudited)
(in millions, except per share data)

Consolidated Statements of Operations

	13 Weeks Ended		39 Weeks Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Sales	$980.5	$979.9	$2,983.7	$2,981.7
Cost of goods sold	(707.3)	(702.7)	(2,139.6)	(2,141.4)

Gross profit	273.2	277.2	844.1	840.3
Selling, general and administrative expenses	(264.1)	(245.8)	(769.9)	(738.6)
Depreciation and amortization	(22.5)	(21.6)	(67.0)	(64.6)

Operating earnings (loss)	(13.4)	9.8	7.2	37.1
Interest expense, net (a)	(15.0)	(18.0)	(49.5)	(50.8)

Loss before income taxes	(28.4)	(8.2)	(42.3)	(13.7)
Income tax benefit (b)	10.1	4.6	16.8	6.7

Net loss	$(18.3)	$(3.6)	$(25.5)	$(7.0)

Weighted average number of shares outstanding – basic and diluted	50.7	30.1	40.8	30.1

Net loss per share - basic and diluted	$(0.36)	$(0.12)	$(0.62)	$(0.23)

Supplemental Operating Results Data

	13 Weeks Ended		39 Weeks Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
EBITDA (c)	$9.7	$31.7	$75.8	$102.5

Capital expenditures, including technology	$28.3	$36.6	$43.7	$81.5
Capital lease expenditures, including technology	0.1	0.2	0.1	15.3
Acquisition of Community Supermarket Corporation	—	—	—	4.5

Total capital investment, including technology	$28.4	$36.8	$43.8	$101.3

Gross profit (% of sales)	27.9%	28.3%	28.3%	28.2%

LIFO charge (% of sales)	—	—	0.1%	—%

Selling, general and administrative expenses (% of sales)	26.9%	25.1%	25.8%	24.8%

EBITDA (% of sales)	1.0%	3.2%	2.5%	3.4%

Net loss (% of sales)	(1.9)%	(0.3)%	(0.8)%	(0.2)%

See notes to financial statements.

Table B
Pathmark Stores, Inc.
Consolidated Balance Sheets (Unaudited)
(in millions)

	October 29, 2005	January 29, 2005
ASSETS
Current assets
Cash and cash equivalents	$74.7	$42.6
Marketable securities	9.0	—
Accounts receivable, net	20.4	19.9
Merchandise inventories	203.3	182.2
Due from suppliers	66.0	74.7
Other current assets	24.4	21.4

Total current assets	397.8	340.8
Property and equipment, net	554.6	575.0
Goodwill	144.7	144.7
Other noncurrent assets	193.0	192.9

Total assets	$1,290.1	$1,253.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$115.1	$102.1
Current maturities of debt	2.9	36.6
Current portion of lease obligations	13.1	15.1
Accrued expenses and other current liabilities	158.1	160.3

Total current liabilities	289.2	314.1
Long-term debt	424.0	444.6
Long-term lease obligations	170.5	178.3
Deferred income taxes	51.4	72.0
Other noncurrent liabilities	170.7	179.2

Total liabilities	1,105.8	1,188.2
Stockholders' equity	184.3	65.2

Total liabilities and stockholders' equity	$1,290.1	$1,253.4

Capitalization

	October 29, 2005	January 29, 2005
Debt	$426.9	$481.2
Capital lease obligations	183.6	193.4

Total debt and capital lease obligations	610.5	674.6
Stockholders' equity	184.3	65.2

Total capitalization	$794.8	$739.8

See notes to financial statements.

Table C
Pathmark Stores, Inc.
Reconciliation of GAAP Net Loss to Proforma Net Loss (Unaudited)
(Dollars in millions)

	13 Weeks Ended
	October 29, 2005			October 30, 2004
	Pretax	Net of Tax	Per diluted share	Pretax	Net of Tax	Per diluted share
As reported loss	$(28.4)	$(18.3)	$(0.36)	$(8.2)	$(3.6)	$(0.12)
Merchandising and store initiative charge	4.2	2.5	0.05	—	—	—
Store labor buyout charge	3.6	2.1	0.04	—	—	—
Separation agreement charge	1.6	0.9	0.02	—	—	—
Stock-based compensation expense	0.5	0.3	—	—	—	—
Tax provision adjustment related to state NOLs	—	2.0	0.04	—	—	—
Early extinguishment of the 2000 Credit Agreement	—	—	—	1.5	0.8	0.02
Gain on sale of real estate	—	—	—	(0.3)	(0.1)	—

Proforma loss	$(18.5)	$(10.5)	$(0.21)	$(7.0)	$(2.9)	$(0.10)

	39 Weeks Ended
	October 29, 2005			October 30, 2004
	Pretax	Net of Tax	Per diluted share	Pretax	Net of Tax	Per diluted share
As reported loss	$(42.3)	$(25.5)	$(0.62)	$(13.7)	$(7.0)	$(0.23)
Merchandising and store initiative charge	4.2	2.5	0.06	—	—	—
Store labor buyout charge	3.6	2.1	0.05	—	—	—
Early extinguishment of mortgage debt	2.8	1.6	0.04	—	—	—
Separation agreement charge	1.6	0.9	0.02	—	—	—
Strategic alternative expenses	1.1	0.6	0.01	—	—	—
Stock-based compensation expense	0.6	0.3	0.01	—	—	—
Tax provision adjustment related to state NOLs	—	2.0	0.05	—	—	—
Early extinguishment of the 2000 Credit Agreement	—	—	—	1.5	0.8	0.02
Gain on sale of real estate	—	—	—	(1.5)	(0.8)	(0.02)

Proforma loss	$(28.4)	$(15.5)	$(0.38)	$(13.7)	$(7.0)	$(0.23)

See notes to financial statements.

Table D
Pathmark Stores, Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)
(Dollars in millions)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Net loss	$(18.3)	$(3.6)	$(25.5)	$(7.0)
Adjustments to calculate EBITDA:
Interest expense, net	15.0	18.0	49.5	50.8
Income tax benefit	(10.1)	(4.6)	(16.8)	(6.7)
Depreciation and amortization	22.5	21.6	67.0	64.6
LIFO charge	0.6	0.3	1.6	0.8

EBITDA	9.7	31.7	75.8	102.5
Proforma adjustments:
Merchandising and store initiative charge	4.2	—	4.2	—
Store labor buyout charge	3.6	—	3.6	—
Separation agreement charge	1.6	—	1.6	—
Stock-based compensation expense	0.5	—	0.6	—
Strategic alternative expenses	—	—	1.1	—
Gain on sale of real estate	—	(0.3)	—	(1.5)

Adjusted EBITDA (c)	$19.6	$31.4	$86.9	$101.0

See notes to financial statements.

Pathmark Stores, Inc.
Notes to Financial Statements

a)	Interest expense in the first nine months of fiscal 2005 included an early extinguishment of debt charge of $2.8 million related to the defeasance of our mortgage liabilities. Interest expense in the third quarter and the first nine months of fiscal 2004 included the write off of deferred financing costs of $1.5 million related to the early extinguishment of our 2000 Credit Agreement.

b)	In the third quarter of fiscal 2005, the Company recorded a $2.0 million charge to increase the valuation allowance related to state operating loss carryforwards that are no longer considered more likely than not of being realized, resulting in an effective tax rate in the third quarter and the first nine months of 2005 of 35.5% and 39.8%, respectively. In the third quarter of fiscal 2004, the Work Opportunity Credit was reinstated, retroactive to the beginning of 2004, resulting in an effective tax rate in the third quarter and the first nine months of fiscal 2004 of 57.1% and 49.2%, respectively.

c)	Adjusted EBITDA represents net income (loss) from operations, excluding interest expense, the impact of taxes, depreciation and amortization, LIFO adjustments, merchandising and store initiative charge, store labor buyout charge, separation agreement charge, stock-based compensation expense, strategic alternative expenses and gain on sale of real estate. We believe that our investors find Adjusted EBITDA to be a useful analytical tool for measuring our performance and for comparing our performance with the performance of other companies having different capital structures. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating earnings or of cash flows from operating activities, as determined in accordance with GAAP. Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.